                                                                 EXHIBIT 10.11



                      DESCRIPTION OF ANNUAL INCENTIVE PLAN




         This plan recognizes the performance of the chief executive officer, other executive officers and key managers who contribute to the Registrant's success. The performance criteria reflect a combination of earnings per share, excluding extraordinary items, and specific individual goals and objectives. The Registrant's goals include a threshold, plan and maximum amounts for achievement, with the plan being 100%. The plan is generally weighted 50% on Registrant achieving its goal, and 50% on the achievement of the individual goals and objectives. At the beginning of each year, the Compensation and Organization Committee of the Board of Directors establishes annual performance goals for Registrant and reviews, amends and approves individual goals and objectives for the named executive officers. At the end of each year, the Compensation and Organization Committee reviews the performance of Registrant and achievement of the personal goals and objectives by the named executive officers before making recommendations to the Board of Directors.







                                       52